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                                                                    EXHIBIT 10-3
                                                                    ------------

FIRST SENIOR BRIDGE NOTE
------------------------


$3,500,000.00                                                  December 15, 2000


         FOR VALUE RECEIVED, HIGH FALLS BREWING COMPANY, LLC, a New York limited liability company with an address at 445 St. Paul Street, Rochester, New York 14605 ("MAKER"), promises to pay to THE GENESEE BREWING COMPANY, INC. a New York Corporation ("PAYEE"), at its office at 445 St. Paul Street, Rochester, New York 14605 or at such other address as may hereafter be specified by Payee, in lawful money of the United States of America, the principal sum of THREE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($3,500,000.00), together with interest thereon at the rate, in the installments and at the times hereinafter provided.

         1. MATURITY DATE; PRINCIPAL AND INTEREST PAYMENTS; PREPAYMENTS.

                  1.1 Maturity. The outstanding principal balance of this Note plus all accrued and unpaid interest thereon and all other sums due hereunder shall be due and payable by Maker in full on or before midnight on June 1, 2004 (the "MATURITY DATE").

                  1.2 Interest Rate. Prior to Acceleration (defined below), the principal sum outstanding from time to time hereunder shall bear interest at a rate (the "INTEREST RATE") equal to the prime rate of Manufactures & Traders Trust Company ("M&T") as announced from time to time plus one percent (1%) per annum. In the event that M&T's prime rate is hereafter increased or decreased, then the Interest Rate will be automatically, without notice, increased or decreased as of the date of such change so that the Interest Rate shall at all times be one percent (1%) higher than the "prime rate," as announced by M&T from time to time. Upon the occurrence, and during the continuance, of an Event of Default, Payee may, at its option, increase the Interest Rate by three percent (3%) over the "prime rate".

                  1.3 Payments of Principal and Interest. Maker shall pay all accrued interest on each March 15, June 15, September 15 and December 15 of each year (each a "PAYMENT DATE"), commencing March 15, 2001. Unless earlier accelerated, Maker shall make a principal payment of $125,000 on September 15, 2001 and subsequent principal payments of $125,000 each on each subsequent Payment Date, and continuing thereafter until the Maturity Date, when the entire remaining principal balance of this Note, plus all accrued and unpaid interest thereon, shall be paid in full.

                  1.4 Mandatory Prepayments. Maker shall on the same business day that it receives any proceeds from the HUD Financing or the Alternative Financing, whichever occurs earlier, pay all proceeds therefrom directly to Maker as a prepayment of the principal outstanding hereunder until such principal amount and all accrued interest

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                                 Page 84 of 272

thereon have been paid in full, provided, however, that if the HUD Financing or the Alternative Financing closes in more than one transaction or if the HUD Financing or Alternative Financing does not yield sufficient proceeds to prepay in their entirety both this Note and Maker's Second Bridge Note, then Maker may direct how the proceeds from any such financing shall be applied in the prepayment of this Note and the Second Bridge Note.

         For the purposes of this Note, the following terms shall apply:

                  "ACT" means the Housing and Community Development Act of 1974, Pub. L. No. 93-383 codified as 42 U.S.C. 5301 et seq., as amended, and regulations promulgated thereunder.

                  "ALTERNATIVE FINANCING" means financing (other than the JDA Financing) in the aggregate amount of Six Million Five Hundred Thousand Dollars ($6,500,000) less the principal amount received or to be received pursuant to the HUD Loan and the EDI Grant amount received or to be received pursuant to the EDI Grant.

                  "CITY" means the City of Rochester, New York, a New York municipal corporation.

                  "EDI GRANT" means a grant under HUD's Economic Development Initiative in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) or such lesser amount as may actually be disbursed to Maker after Maker exerts best efforts to secure a grant in the amount of no less than One Million Five Hundred Thousand Dollars ($1,500,000).

                  "HUD" means the United States Department of Housing and Urban Development and fiscal agents and other entities involved in Section 108 Loan Guarantee funding transactions with the City.

                  "HUD LOAN" means one or more loans to the Maker from the City of Rochester from the proceeds of a loan made to the City by the Federal Short-Term U.S. Government Trust or such other entity designated by HUD to which HUD provides financial accommodations in the aggregate principal amount of up to $5,000,000 or such lesser principal amount as the City may actually loan to the Maker after the Maker exerts best efforts to secure a loan from the City under this program in the principal amount of $5,000,000; the HUD Loan shall consist of a $2,000,000 term loan secured only by a first lien on all Sankey Cooperage and filling equipment of the Maker and a $3,000,000 twenty (20) year first mortgage loan secured by all real property of the Maker, each bearing interest at a fixed rate not exceeding that of a Treasury note or bond of comparable maturity plus 2% per annum.

                  "HUD FINANCING" means the EDI Grant and the HUD Loan.
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                                 Page 85 of 272

                  "HUD FINANCING CLOSING" shall mean the closing and funding of the HUD Financing or any Alternative Financing.

                  "JDA" means the New York Job Development Authority d/b/a Empire State Development Corporation.

                  "JDA COMMITMENT" means the commitment letter dated October 23, 2000 issued by the JDA.

                  "JDA FINANCING" means the financing contemplated in the JDA Commitment.

                  "SECOND BRIDGE NOTE" shall mean Maker's Second Senior Bridge Note of even date herewith payable to Payee in the original principal amount of Three Million Dollars ($3,000,000).

                  "SECTION 108" means Section 108 of the Act, codified as 42 U.S.C. 5308, as amended, and regulations promulgated thereunder.

                  1.5 Voluntary Prepayments. Subject to the Intercreditor Agreement referred to below, this Note may be prepaid in whole or in part at any time prior to the Maturity Date without prior notice to Payee, without penalty or premium. Any partial prepayments shall be applied to installments of principal last falling due, and shall have no effect on Maker's mandatory prepayment obligations under Section 1.4. No partial prepayment shall postpone or interrupt payments of interest or the payment of the remaining principal balance, all of which shall continue to be due and payable at the time and in the manner set forth above.

                  1.6 Time and Manner of Payments.

                  (a) All payments (including prepayments) to be made in respect of principal, interest or other amounts due from Maker hereunder shall be made to Payee in United States dollars in funds immediately available, without set-off, counterclaim or other deduction of any nature. Maker acknowledges that it shall have no right to offset against any installments of principal of, or interest due under, this Note, whether under the Asset Purchase Agreement dated August 29, 2000, as amended by Amendment No. 1 dated December 15, 2000 (the "ASSET PURCHASE AGREEMENT"), or any other agreement or instrument of any kind.

                  (b) All payments hereunder shall be applied in the following order of priority: costs, expenses, accrued interest and thereafter to the reduction of principal. After payment of the foregoing, all prepayments of any kind shall be applied to the extent of available proceeds to the principal installments payable hereunder in the inverse order of maturity. All prepayments of any kind shall be accompanied by all accrued interest due on the prepaid principal at the time of prepayment.

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                                 Page 86 of 272

                  (c) All interest shall be payable in arrears. Interest hereon shall be calculated on the basis of a 360-day year applied to the actual number of days elapsed. All payments of interest and principal shall be payable in lawful currency of the United States of America.

         2. SECURITY. As security for the payment when due of the principal of and interest on this Note, the Maker has, under a "SECURITY AGREEMENT" dated of even date herewith and financing statements filed pursuant thereto, granted to Payee a continuing perfected security interest in all of the personal property of Maker, and all proceeds and products of such property, including insurance payable by reason of loss or damage (collectively, the "Collateral").

         3. INTERCREDITOR AGREEMENT. This Note and the Security Agreement and the rights of Payee hereunder and thereunder are subject to an Intercreditor Agreement (the "INTERCREDITOR AGREEMENT") by and among Payee, M&T and Cephas Capital Partners, L.P. ("CEPHAS") and such other creditors of Maker as the three named creditors may determine to make a party to such Intercreditor Agreement. Payment of this Note is guaranteed by a certain secured Guaranty of even date herewith executed by Genesee Brewing Equipment, LLC.

         4. REPRESENTATIONS AND WARRANTIES. Maker represents and warrants to Payee that:

                  4.1 Organization, Authority, Etc. (a) Maker's execution and delivery of this Note and the enforceability against Maker of the transactions hereby contemplated, including the HUD Financing and the JDA Financing, have been duly authorized by all requisite limited liability company action; (b) this Note has been duly and validly executed and delivered by Maker and constitutes Maker's legal, valid and binding obligation; (c) the execution and delivery of this Note by Maker does not, and the performance by it of the transactions hereby contemplated will not result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under its Articles of Organization or Operating Agreement or any terms, conditions or provisions of any note, debenture, security agreement, lien, mortgage or other agreement, instrument or obligation, oral or written, to which Maker is a party (whether as an original party or as an assignee or successor) or by which it or any of its properties is or will be bound; (d) except as set forth in EXHIBIT A annexed hereto, Maker has all licenses, permits, approvals, franchises, registrations, accreditations, authorizations, variances and the like (the "PERMITS") necessary for the conduct of its intended business after closing the acquisition pursuant to the Asset Purchase Agreement (the "Acquisition"), all of which are in full force and effect; (e) no approval or consent by any third party or governmental authority under any statutes, regulations or the Permits (collectively, "GOVERNMENTAL REGULATIONS") is required in connection with Maker's execution and delivery of this Note and the transactions hereby contemplated; and (f) Maker has provided Payee with true and complete copies of the JDA Commitment letter and all amendments thereto and extensions thereof and to the knowledge of the Maker, the JDA Commitment is in full force and effect.

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                                 Page 87 of 272

                  4.2 Pro Forma Financial Statements. (a) Maker's Pro Forma Financial Statements dated December 7, 2000 ("Pro Forma Financial Statements") delivered by Maker to Payee and their underlying assumptions are reasonable and have been prepared by Maker in good faith; and (b) except as set forth in Maker's Recission Offer dated December 8, 2000, nothing has come to the Maker's attention since the preparation thereof that would lead it to believe that the Pro Forma Financial Statements are inaccurate, incomplete or misleading in any material respect.

                  4.3 Debt, Etc. Except for indebtedness and obligations to Payee and third parties contemplated by the Asset Purchase Agreement between Maker and Payee of even date herewith, set forth on EXHIBIT A annexed hereto is a complete and correct list of all credit agreements, indentures, guaranties, capital leases, and other investments, agreements, and arrangements presently in effect providing for or related to borrowed money; and the maximum principal or face amounts of the credits in questions, outstanding or to be outstanding, are correctly stated, and all security interests, liens or encumbrances of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

                  4.4 Capitalization. (i) Maker has provided Payee with a true and complete copy of its Articles of Organization and Operating Agreement and all subscription agreements and there are no obligations for the repurchase or acquisition of any membership or other equity interest in Maker except with respect to the repurchase obligations for the warrants issued to Cephas Capital Partners, L.P. on even date herewith, (ii) the capitalization of Maker is as set forth on EXHIBIT B annexed hereto; and (iii) all issued and outstanding membership, capital distribution or interests in Maker are fully paid and non-assessable.

                  4.5 Solvency. Both before and after giving effect to the transactions contemplated by the Asset Purchase Agreement and the financing therefor, Maker is and will be Solvent. As used herein, "SOLVENT" means Maker
(i) has assets having a fair value in excess of its Debts, and (ii) has and expects to continue to have adequate capital for the conduct of its business and the ability to pay its Debts as the same mature. For a definition of "Debt" see
Section 16 of Exhibit C.

         5. COVENANTS. So long as any portion of the principal amount of this Note remains outstanding and unpaid or any accrued interest has not been paid,
(a) Maker shall comply with each of the affirmative covenants set forth in EXHIBIT C annexed hereto and (b) without the prior written consent of the Payee, Maker shall observe and not violate any of the negative covenants set forth in EXHIBIT D annexed hereto. All exhibits are incorporated herein by reference.

         6. EVENTS OF DEFAULT. Each of the following shall constitute an event of default (each, an "EVENT OF DEFAULT") hereunder:

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                                 Page 88 of 272

                  6.1 Payment Failure. If Maker fails to make any payment of any installment of interest and/or principal hereunder or any other sum due hereunder within ten (10) days after such payment is due.

                  6.2 Failure to Perform, Etc.

                    (a) Any representation or warranty made or deemed made by Maker herein, in the Security Agreement or the Intercreditor Agreement shall prove to have been incorrect, incomplete or misleading in any material respect on or as of the date made or deemed made.

                    (b) Maker shall fail to perform or observe any term, covenant or agreement set forth on EXHIBIT C, which failure is not cured within thirty (30) days after receipt of notice from Payee, or Maker fails to observe or abide by any term, covenant or agreement contained in EXHIBIT D.

                  6.3 Bankruptcy. If any proceeding under the Bankruptcy Code or any law of the United States or of any state relating to insolvency, receivership, or debt adjustment is instituted by Maker or any Guarantor, or if any such proceeding is instituted against Maker or any Guarantor and is consented to by the respondent or an order for relief shall be entered in such proceeding or such proceeding shall remain undismissed for sixty (60) days, or if a trustee or receiver is appointed for any substantial part of Maker's or any Guarantor's property and such appointment remains undismissed for sixty (60) days, or if Maker or any Guarantor makes an assignment for the benefit of creditors, admits in writing its inability to pay debts generally as they become due or becomes insolvent.

                  6.4 Cross-Default. Maker shall (i) fail to pay any Debt for borrowed money of Maker (including but not limited to Manufacturers and Traders Trust Company, Cephas Capital, L.P., financing provided by Maker pursuant to the Asset Purchase Agreement and certain investor notes issued by Maker pursuant to the Offering Summary dated September 20, 2000 and Recission Offer dated December 8, 2000), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); (ii) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration after the giving of notice or passage of time, or both, of the maturity of such Debt, whether or not such failure to perform or observe shall be waived by the holder of such Debt, or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; (iii) materially breach the Asset Purchase Agreement; or (iv) Maker shall fail to perform or observe any material term, covenant or agreement set forth in any agreement or instrument executed by Maker with or in favor of Payee (other than in the Asset Purchase Agreement and other than those items referred to above in this Section 6.4), which failure is not cured within thirty (30) days after receipt of notice from Payee.

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                                 Page 89 of 272

                  6.5 Judgment. A final judgment or order for the payment of money in excess of $100,000 shall be rendered against the Maker or any Guarantor and such judgment or order shall continue unsatisfied, in effect and unstayed for a period of thirty (30) consecutive days.

                  6.6 Discontinuance of Business. Maker's failure to conduct business in the ordinary course, dissolution or termination of existence.

                  6.7 Change of Control. The occurrence of a Change of Control. As used herein a "CHANGE OF CONTROL" means a change of control of the Maker of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act, whether or not the Maker is then subject to such reporting requirement; provided, that, without limitation, such a Change of Control shall be deemed to have occurred if:

                    (i) any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) or "group" (as defined in Section 13(d) of the Exchange Act) other than the Management Group is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) of the Exchange Act), directly or indirectly, of securities of Maker representing 30% or more of the combined voting power of the Maker's then outstanding securities in the election of Managers or with respect to any sale or disposition by Maker of its assets or the dissolution of Maker ("VOTING power");

                    (ii) the members of the Maker approve a merger or consolidation of the Maker with any other limited liability company or corporation, other than a merger or consolidation which would result in the voting securities of the Maker outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of the Maker or such surviving entity outstanding immediately after such merger or consolidation;

                    (iii) if any recapitalization event occurs as a result of which the holders of voting securities of the Maker outstanding immediately prior thereto do not continue to hold at least 70% of the combined voting power of the voting securities of the Maker immediately after such recapitalization event;

                    (iv) the members of the Maker approve a plan of complete liquidation of the Maker or an agreement for the sale or disposition by the Maker of all or substantially all of the Maker's assets.

                  6.8 Intercreditor Agreement. The Intercreditor Agreement shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the enforceability thereof shall be contested by any party thereunder other than Payee, or any such party shall deny that it is bound thereby.

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                                 Page 90 of 272

                  6.9 Guarantees. Any guaranty of this Note shall at any time after its executed and delivery for any reason cease to be in full force and effect or shall be declared null and voice, or the validity or enforceability thereof shall be contested by any guarantor, or any guarantor shall deny it has any further liability or obligation under, or shall fail to perform its obligations under the Security Agreement.

                  6.10 Boston Beer. The occurrence of any event which would entitle Boston Brewing Company, Inc. d/b/a The Boston Beer Company, a Massachusetts corporation, for itself and as the sole general partner of Boston Beer Company Limited Partnership, a Massachusetts limited partnership (collectively, "BOSTON BEER") to receive payment from Payee on its Guaranty of even date herewith made in favor of Boston Beer by Payee for the benefit of the Maker in respect of a certain Amended and Restated Agreement dated April 30, 1997, other than (i) pursuant to a Refunding Obligation Payment (as defined in an Indemnification Agreement of even date herewith between Maker and Payee) or
(ii) a breach by Payee of its "Net Worth" covenant under its Guaranty in favor of Boston Beer Company.

                  6.11 UDV Agreement. Borrower shall fail to execute an agreement before January 3, 2001 with UDV North America, Inc. ("UDV") upon the terms and conditions referenced in that certain letter agreement by UDV to Maker dated September 25, 2000.

                  6.12 Security Agreement. The Security Agreement shall at any time after its execution and delivery and for any reason cease (a) to create a valid and perfected security interest in and to the property purported to be subject to such Security Agreement, except as provided in the Intercreditor Agreement; or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Maker or Maker shall deny it has any further liability or obligation under the Security Agreement, or Maker shall fail to perform in any material respect any of its obligations under the Security Agreement.

         7. REMEDIES. Upon the occurrence of any Event of Default hereunder, the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon and all other sums owing hereunder shall, at the option of Payee, become immediately due and payable (an "ACCELERATION"), without presentation, demand or further action of any kind, and Payee may forthwith exercise, singly, concurrently, successively or otherwise, any and all rights and remedies available to Payee hereunder. The failure of payee to accelerate the outstanding principal balance of this Note upon the occurrence of an Event of Default hereunder shall not constitute a waiver of such Event of Default or of the right to accelerate this Note at any time thereafter so long as the Event of Default remains uncured. If Payee retains the services of counsel in order to enforce any remedy available to Payee hereunder, all reasonable attorneys' fees which are actually incurred by Payee shall be payable upon demand. Upon the occurrence and continuation of any one or more Events of Default, and whether or not the Payee shall have accelerated the maturity of this Note, the Payee may, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or any instrument

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                                 Page 91 of 272

pursuant to which the obligations to the Payee are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Payee. No remedy herein conferred upon the Payee or the holder of this Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

         8. INTEREST LIMITATIONS. Nothing herein contained nor any transaction related hereto shall be construed or shall operate either presently or prospectively to require Maker to pay interest at a rate greater than is now lawful in such case to contract for, but shall require payment of interest only to the interest paid in excess of the lawful rate shall be refunded to Maker.

         9. SEVERABILITY. In the event that for any reason one or more of the provisions of this Note or their application to any person or circumstance shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall, to such extent, be held for naught as though not herein contained but shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible. In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

         10. SUCCESSORS AND ASSIGNS. This Note inures to the benefit of Payee, its successors and assigns, and is binding upon Maker, its successors and assigns, provided that any successor or assign of the Payee of this Note first executes a written undertaking agreeing to be bound by all of the provisions of the Intercreditor Agreement. The words "Payee" and "Maker" whenever used herein shall be deemed and construed to include such respective successors and assigns.

         11. NOTICES. All notices required to be given to any of the parties hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when given in accordance with the terms and conditions of the Asset Purchase Agreement.

         12. CAPTIONS. The captions or headings of the sections in this Note are for convenience only and shall not control or affect the meaning or construction of any of the terms or provisions of this Note.

         13. GOVERNING LAW; AMENDMENT. This Note shall be governed by and construed in accordance with the laws of the State of New York. This Note may only be amended by an instrument in writing signed by both Maker and Payee.

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                                 Page 92 of 272

         IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has duly executed this Note, under seal, on the date and year first above written.

MAKER:                                      HIGH FALLS BREWING COMPANY, LLC

                                            By:    /s/ Samuel T. Hubbard, Jr.
                                                -------------------------------
                                            Name:  Samuel T. Hubbard, Jr.
                                            Title: President

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                                 Page 93 of 272


                                    EXHIBIT A

                          REQUIRED PERMITS AND LICENSES


1. Ohio Beer Malt Beverage Certificate of Registration - Application in process per Donna Cuccio of Ohio Liquor Authority.

2. New Jersey Limited Wholesale License (transfer from Seller) - Seeking temporary license.

3. Colorado Non-Resident Manufacturer License - State will issue upon proof of closing of Acquisition.

4. Connecticut Out-of-State Beer Permit - State will issue upon closing of Acquisition.

5.       Arizona Out-of-State Brewer's License - State will issue week of
         12/10/00.

6. Delaware Suppliers' License - State will issue week of 12/10/00, per Edith Butler of Delaware Liquor Authority.

7. Arkansas Non-Resident Beer Seller Permit - Transfer permitted by State; awaiting documentation.

8. Alabama Out-of-State Manufacturer's License (Transfer) - Transfer allowed upon surrender of Seller's license.

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                                 Page 94 of 272


                                    EXHIBIT C

                              AFFIRMATIVE COVENANTS
                              ---------------------

                  So long as the outstanding principal amount under the Note and all accrued interest thereon has not been paid in full, the Maker shall:

         1. MAINTENANCE OF EXISTENCE. Preserve and maintain, and cause each Person required to become a guarantor (each a "GUARANTOR") of this Note to preserve and maintain, its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which qualification is required.
         2. MAINTENANCE OF PERMITS. Maintain in full force and effect all license, permits, approvals, franchises, registrations, accreditations, authorizations, variances and the like necessary for the conduct of its intended business after closing the Acquisition.
         3. MAINTENANCE OF RECORDS. Keep, and cause any Guarantor to keep, adequate records and books or account, in which complete entries will be made in accordance with GAAP consistently applied.
         4. MAINTENANCE OF PROPERTIES. Maintain, keep, and preserve, and cause any Guarantor to maintain, keep, and preserve, all of its material properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.
         5. CONDUCT OF BUSINESS. Continue to engage in an efficient and economical manner in a business of the same general type as proposed to be conducted by it upon consummation of the Acquisition.
         6. MAINTENANCE OF INSURANCE. Maintain, and cause any Guarantor to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof and which shall name the Payee as additional insured and loss payee, as its interests may appear.
         7. COMPLIANCE WITH LAWS. Comply, and cause each Guarantor to comply, in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, governmental charges imposed upon it or upon its property.
         8. RIGHT OF INSPECTION. At any reasonable time and from time to time, permit the Payee or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Maker and any Guarantor, and to discuss the affairs, finances, and accounts of the Maker and any Guarantor with any of their respective officers and directors and the Makers' independent accountants.
         9. REPORTING REQUIREMENTS.  Furnish to Payee:
                           (a)      Financial Statements.
                                    --------------------
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                                 Page 95 of 272

                  (i) As soon as available and in any event within one hundred twenty (120) days after the end of Maker's fiscal year ending on or after December 31, 2001, consolidated and consolidating balance sheets of Maker and its subsidiaries as of the end of such Fiscal Year, consolidated and consolidating statements of income and retained earnings of Maker and its Subsidiaries for such Fiscal Year, and consolidated and consolidating statements of changes in financial position of Maker and its subsidiaries for such Fiscal Year, all in reasonable detail and stating in comparative form the respective figures for the corresponding dates and period in the prior fiscal year or in the Pro Forma Financial Statements, as the case may be, all prepared in accordance with GAAP consistently applied and as to the consolidated statements accompanied by an opinion thereon acceptable to the Payee by Arthur Anderson & Co. or other independent accountants acceptable to the Payee;

                  (ii) As soon as available and in any event within one hundred twenty (120) days after the end of Fiscal Year 2000, internally prepared and certified consolidated and consolidating balance sheets of Maker and its subsidiaries as of the end of such fiscal year, consolidated and consolidating statements of income and retained earnings of Maker and its subsidiaries for such fiscal year, and consolidated and consolidating statements of changes in financial position of Maker and its subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding dates and period in the prior fiscal year or in the Pro Forma Financial Statements, as the case may be, all prepared in accordance with GAAP consistently applied.

                  (iii) As soon as available and in any event within twenty-five
         (25) days after the end of March 31, June 30, September 30 and December 31 of each Fiscal Year, consolidated and individual balance sheets of Maker and its Subsidiaries as of the end of the three month period then ended (each a "Fiscal Quarter") and the period to date then ended of the then current fiscal year, consolidated and individual statements of income and retained earnings of Maker and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, and consolidated and individual statements of changes in financial position of Maker and its Subsidiaries for the portion of the fiscal year ended with the last day of such month, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and with the Pro Forma Financial Statements and all prepared in accordance with GAAP consistently applied and certified, to the best of his knowledge, by the chief financial officer of Maker (subject to year-end adjustments);


                  (b) Management Letters. Promptly upon receipt thereof, copies of any reports submitted to the Maker by independent certified public accountants in connection with examination of the financial statements of the Maker made by such accountants;

                  (c) Quarterly Compliance Certificate. Within twenty-five (25) days after the end of each Fiscal Quarter, a certificate of the chief financial officer of Maker (a) certifying that to the best of his knowledge no Event of Default has occurred and is continuing, or if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto; and (b) containing computations demonstrating compliance with the covenants contained in Section 15 of this Exhibit C;

                  (d) Accountant's Report. Simultaneously with the delivery of the annual financial statements required under this Note, a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes an Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof;

                  (e) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Maker or any Guarantor which, if determined adversely to the Maker or such Guarantor, could have a material adverse effect on the financial condition, properties, or operations of the Maker or such Guarantor;

                  (f) Notice of Defaults and Events of Default. As soon as possible and in any event within five (5) days after the occurrence of each Event of Default, a written notice setting forth the details of such Event of Default and the action which is proposed to be taken by the Maker with respect thereto;

                  (g) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statements or report furnished to any other party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the Maker pursuant to any other clause above; and

                  (h) General Information. Such other information respecting the condition or operations, financial or otherwise, of Maker or any Guarantor as the Payee may from time to time reasonably request.

         10. ENVIRONMENT. Be and remain, and cause any Guarantor to be and remain, in compliance in all material respects with the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify Payee promptly of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party; notify Payee promptly of any hazardous discharge occurring after the date of this Note from or affecting its premises; undertake and complete all removal and other remedial actions required of Maker by a governmental authority with respect to such hazardous discharge, in compliance in all material respects with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit the Payee to inspect all books, correspondence, and records pertaining thereto; and at the Payee's request, and at the Maker's expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to the Payee, and such other and further assurances reasonably satisfactory to the Payee that the condition has been corrected as required in accordance with applicable law.

         11. GUARANTORS. Cause each subsidiary of Maker created or acquired after the date hereof to execute and deliver to the Payee a guaranty of payment of this Note and all other Debt of Maker to Payee of any kind, whereby such subsidiary shall guaranty payment of all such Debt, together with legal opinions in form and substance satisfactory to the Payee as to validity and enforceability of such guaranty, and to such other matters as the Payee may reasonably request. In addition, Maker shall notify the Payee of the acquisition or creation of any new subsidiary. (Each guarantor of this Note is referred to herein as a "Guarantor").

         12. HUD FINANCING CLOSING. Take all actions necessary to consummate the HUD Financing on the terms previously disclosed to Payee and use best efforts to consummate the HUD Financing on or prior to September 30, 2000. The Maker shall not undertake or enter into any transaction that would prevent the consummation of the HUD Financing or which would prevent the Maker from obtaining such financing. In the event that Maker is unable to obtain the HUD Financing, then Maker shall exert best efforts to secure and close Alternative Financing as soon as reasonably practicable. Upon request by the Payee, Maker shall provide Payee with copies of all correspondence, written communications and draft documents delivered to Maker, HUD, the City and/or any lender proposing to provide the Alternative Financing by one another relating to, or involving the HUD Financing.

         13. JDA FINANCING CLOSING. Exert best efforts to close the JDA Financing as soon as reasonably practicable, but in no event later than the expiration date provided for under the JDA Commitment. Upon request by the Payee, Maker shall provide Payee with copies of all correspondence between the JDA and Maker.

         14. FURTHER ASSURANCES. Cooperate with the Payee and execute such further instruments and documents as the Payee shall reasonably request to carry out to its satisfaction the transactions contemplated by this Note and all related agreements and documents.

         15. CASH FLOW. Maintain Cash Flow Coverage of not less than 1.0 to 1.0 for the immediately preceding twelve (12) month period (or for the first three (3) Fiscal Quarters following the date hereof for the period since the date hereof to the end of such Fiscal Quarter), measured as of the end of each Fiscal Quarter as shown on the financial statements required to be provided by Maker to Payee pursuant to
         Section 9(a) above.

         16. CERTAIN DEFINITIONS. As used herein, the following terms shall apply:

                  "CAPITAL EXPENDITURES" means for the applicable period, expenditures made to acquire or construct fixed assets, plant and equipment (including improvements, renovations and replacements required to be classified in accordance with GAAP as capital expenditures, but excluding maintenance and repairs not required to be so classified). Capital Expenditures shall include the capital leases.

                  "CASH FLOW COVERAGE" means, for the applicable measurement period, EBITDA plus the proceeds from the issuance of membership, capital, distribution or other equity interests ("EQUITY INTERESTS") or Debt for borrowed money issued by Maker after the date hereof (other than in connection with the financing of the Acquisition or any refinancing or modification thereof) subordinated to this Note (in form satisfactory to Payee) (including any amendments, modifications or replacements hereof), compared to (i) for the measurement periods ending through and including December 31, 2002, interest, principal and tax payments due and/or paid plus cash required to fund repurchases of Equity Interests and (ii) for measurement periods ending thereafter, interest, principal and tax payments due and/or paid plus Capital Expenditures to the extent not funded by Debt for borrowed money plus cash required to fund repurchases of Equity Interests.

                  "DEBT" means (a) indebtedness or liability for borrowed money;
         (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations as lessee under capital leases; (e) current liabilities in respect of unfunded vested benefits under plans covered by ERISA; (f) obligations under letters of credit; (g) obligations under acceptance facilities;
         (h) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any person or entity, or otherwise to assure a creditor against loss; and (i) obligations secured by any liens, whether or not the obligations have been assumed.

                  "EBITDA" means Maker's consolidated earnings before interests, taxes, depreciation, amortizations, dividends, distributions, and the like.

         17. AMENDMENTS TO INVESTMENT NOTES. Without Payee's prior written consent, Maker shall not agree to any amendment to its Investor Notes issued pursuant to Maker's Offering Summary dated September 20, 2000 and Recission Offer dated December 8, 2000.

                                    EXHIBIT D
                                    ---------

                               NEGATIVE COVENANTS

                  So long as the Note shall remain unpaid, Maker will not, and will not permit any Guarantor to:

                  1. LIENS. Create, incur assume, or suffer to exist, or permit any Guarantor to create, incur, assume, or suffer to exist, any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing) (each a "LIEN") upon or with respect to any of its properties, now owned or hereafter acquired, except:

                  (a) Liens in favor of M&T securing Debt to M&T to the extent such Debt is permitted by Section 2;

                  (b) Liens in favor of the Payee;

                  (c) Liens subordinated on terms satisfactory to the Payee to the Maker's obligations under this Note and the Maker's Second Senior Bridge Note;

                  (d) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

                  (e) Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than forty five (45) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

                  (f) Lien's under workers' compensation, unemployment insurance, Social Security, or similar legislation;

                  (g) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

                  (h) Judgments and other similar Liens arising in connection with court proceedings, provided that, if the amount in question exceeds $100,000.00, the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                  (i) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Maker or any Guarantor of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; and

                  (j) Purchase money security interests securing Debt permitted pursuant to Section 2(g), provided that no such Lien (i) secures any other Debt, or (ii) extends to assets not acquired with the proceeds of such permitted Debt; and

                  (k) Other Liens set forth in Exhibit B and not otherwise described above.

         2. DEBT. Create, incur, assume, or suffer to exist, or permit any Guarantor to create, incur, assume, or suffer to exist, any Debt, except:

                  (a) Debt of the Maker to M&T (i) pursuant to the Revolving Loan and Term Loan Agreement dated December 15, 2000 between M&T and Maker (the "M&T AGREEMENT") and (ii) as otherwise permitted by, and subject to the limitations set forth in, the Intercreditor Agreement;

                  (b) Debt outstanding under this Note, the Maker's Second Bridge Note or another Debt to Payee;

                  (c) Debt disclosed on EXHIBIT B (provided that the HUD Loan described therein are on terms reasonably satisfactory to Payee), but no voluntary prepayments, renewals, extensions, or refinancing thereof;

                  (d) Debt subordinated on terms satisfactory to the Payee to the Maker's obligations under this Note and the Maker's Second Senior Bridge Note;

                  (e) Debt of Maker to any Guarantor or of any Guarantor to Maker;

                  (f) Accounts payable to trade creditors for goods or services which are aged not more than ninety (90) days from the billing date and current operating liabilities (other than for borrowed money) which are not more than ninety (90) days past due, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings; and

                  (g) Debt incurred to finance the acquisition of fixed or capital assets and secured by Liens permitted by Section 1(j), including capital leases, provided that the aggregate principal balance of all such Debt does not exceed such amount as permitted by the M&T Agreement at any time.

         3. MERGERS, ETC. Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any individual, entity or organization, (each a "Person"), or acquire all of substantially all of the assets or the business of any Person, except that (a) any Guarantor may merge into or transfer assets to Maker and (b) any Guarantor may merge into or consolidate with or transfer assets to any other Guarantor, so long as such merger does not violate the covenants set forth herein.

         4. LEASES. Create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except
         (a) leases existing on the date of this Agreement as described on EXHIBIT B and any extensions or renewals thereof; (b) leases (other than capital leases) which do not in the aggregate require the Maker and the Guarantors on a consolidated basis to make payments (including taxes, insurance, maintenance, and similar expenses which the Maker or the Guarantors are required to pay under the terms of any lease) in any Fiscal Year in excess of such amount as is permitted under the M&T Agreement; and (c) leases between the Maker and any Guarantor or between any Guarantors.

         5. SALE AND LEASEBACK. Sell, transfer, or otherwise dispose of, any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

         6. RESTRICTED PAYMENTS. Maker shall not declare or pay any dividends, other than reasonable "tax distributions" sufficient to cover the members' tax liabilities associated with their membership interests in Maker; or pay more than $200,000 per year to, purchase, redeem, retire, or otherwise acquire for value any of its equity interests now or hereafter outstanding, or make any distribution of assets to its members or other holders of equity securities issued by Maker; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any membership interest, whether in income, distributions, capital or otherwise; or make any other distribution by reduction of capital or otherwise in respect of any membership interest.

         7. SALE OF ASSETS. Sell, lease, assign, transfer, or otherwise dispose of, or permit any Guarantor to sell, lease, assign, transfer, or otherwise dispose of, any of its now owned of hereafter acquired assets (including, without limitation, shares of stock and Debt of Subsidiaries, receivables, and leasehold interests), except: (a) inventory disposed of in the ordinary course of business; and (b) the sale or other disposition of assets no longer used or useful in the conduct of its business.

         8. INVESTMENTS. Make any loan or advance to any Person; or purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venture with any other Person, except for investments money market mutual funds, provided that: (a) the total amount of cash so invested at any one time does not exceed $250,000.00,
         (b) after giving effect to each such investment, no Default or Event of Default shall have occurred hereunder, (c) the Maker shall give the Payee notice of each such investment as soon as practical and in any event within thirty (30) days thereof and (d) the Maker shall provide the Payee with such additional information (including semi-annual financial statements) about any investment under this Section 8 as it may reasonably request.

         9. GUARANTIES, ETC. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss), for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

         10. TRANSACTIONS WITH AFFILIATES. Enter into any transaction or series of related transactions for a consideration (singly or in the aggregate) of more than $50,000, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Maker's or Guarantor's business and upon fair and reasonable terms no less favorable to Maker or such Guarantor than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

         11. BUSINESS ACTIVITIES. Engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business not engaged in on the date hereof, unless incidental or related to any type of business engaged in by such Person on such date.

         12. CAPITALIZATION. The Maker will not and will not permit any Guarantor to issue any Equity Interests interest having debt-like features (such as mandatory cash dividends, mandatory redemption provisions or other provisions which create monetary obligations payable in cash), except to the extent that the same, (i) if classified as Debt, would be permitted by Section 2 hereof and (ii) would not require Maker to violate section 6 hereof.

         13. FISCAL YEAR. Change the date of its fiscal year end from December
         31.

         14. MANAGEMENT GROUP. Make any change in the composition or duties and authority of the Management Group other than by reason of death or disability.

         15. MODIFICATIONS TO JDA COMMITMENT AND SUBORDINATED FINANCING DOCUMENTS. Without Payee's prior written consent, agree or consent to any changes or modifications in the JDA Commitment or any of the terms of the financing contemplated thereunder or any subordinated financing documents.

         16. MODIFICATIONS TO CERTAIN FINANCING DOCUMENTS. Without Payee's written consent, agree or consent to any changes or modifications to any financing documents or any of the terms of the financing contemplated thereunder (other than a certain Revolving Loan and Term Loan Agreement dated December 15, 2000) or any subordinated financing documents.

         17. CERTAIN DEFINITIONS. As used herein, the following terms shall apply:

                  "DEBT" means (a) indebtedness or liability for borrowed money;
         (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations as lessee under capital leases; (e) current liabilities in respect of unfunded vested benefits under plans covered by ERISA; (f) obligations under letters of credit; (g) obligations under acceptance facilities;
         (h) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any person or entity, or otherwise to assure a creditor against loss; and (i) obligations secured by any Liens, whether or not the obligations have been assumed.

                  "MANAGEMENT GROUP" means Samuel T. Hubbard, Jr., John B. Henderson, Gary C. Geminn and Howard R. Jacobson.